Exhibit 99.1

John Loughlin, President, TV Guide Publishing Group Resigns to Join Hearst Magazines

Executive Chairman Anthea Disney to Lead Publishing Group Until Successor Is Named

Los Angeles, CA — (September 12, 2005) - Gemstar-TV Guide International, Inc.

(Nasdaq: GMST) announced today that John Loughlin, president of the TV Guide Publishing Group, has resigned from the company to assume the role of executive vice president and general manager, Hearst Magazines. Mr. Loughlin will remain in his role at Gemstar-TV Guide through the introduction of the new, full-size TV Guide magazine on October 17th. Upon Mr. Loughlin’s departure, Anthea Disney, executive chairman of Gemstar-TV Guide and a publishing industry veteran, will oversee the TV Guide Publishing Group until a successor is named.

“Over the past three years, John has made important contributions to Gemstar-TV Guide’s Publishing Group, and we wish him well in his next endeavor,” commented Rich Battista, CEO of Gemstar-TV Guide.

“Working closely with the Publishing Group’s strong editorial and management team, Anthea has been integral to the development of the strategy to transform TV Guide magazine into a more vibrant, relevant product for today’s TV viewers. With our excellent team and her invaluable leadership during this transition, we are well positioned to execute strongly on that strategy, putting the Publishing group back on a path to growth,” added Mr. Battista.

“I appreciate having had the opportunity to be part of TV Guide Publishing Group during this critical time. With an excellent management team in place to guide the business’ next phase of development, I have great confidence that TV Guide magazine will play an even more vital role in viewers’ lives for years to come,” said Mr. Loughlin.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (NASDAQ: GMST) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine, Inside TV, and TV Guide Spot; limitations on our ability to control certain joint venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, i-Guide and TVG Network are trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:

Media:

Eileen Murphy

212-852-7336

Analysts and Investors:

Rob Carl

323-817-4600